CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$4,135,000	$532.59

(1)                         Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated July 29, 2014 (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$4,135,000 Annual AutoCallable Notes due August 3, 2017 Linked to the Performance of the Hang Seng Index and the MSCI Taiwan Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Initial Valuation Date:	July 29, 2014
Issue Date:	July 31, 2014
Final Valuation Date:*	July 31, 2017
Maturity Date:*	August 3, 2017
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Reference Assets:	Reference Asset	Bloomberg Ticker Symbol	Initial Level	Barrier Level
Hang Seng Index	HSI<Index>	24,640.53	19,712.42
MSCI Taiwan Index	TAMSCI<Index>	339.38	271.50
The Hang Seng Index and the MSCI Taiwan Index are each referred to in this pricing supplement as an “Index” and collectively as the “Indices”.
Automatic Call:

If, on any Call Valuation Date, the Index Closing Level of each Index is equal to or greater than its respective Call Level applicable to such date, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Call Price payable on the applicable Call Settlement Date.

Call Valuation Dates:*	August 3, 2015 (the “first Call Valuation Date”), July 29, 2016 (the “second Call Valuation Date”) and the Final Valuation Date (the “final Call Valuation Date”).
Call Settlement Date:*	The third Business Day after the applicable Call Valuation Date (provided that the final Call Settlement Date will be the Maturity Date).
Call Level:	With respect to each Index and with respect to each Call Valuation Date, the Call Level will be equal to:
Call Valuation Date	Call Level for Hang Seng Index	Call Level for MSCI Taiwan Index
First Call Valuation Date	24,640.53, which is equal to 100% of its Initial Level	339.38, which is equal to 100% of its Initial Level
Second Call Valuation Date	23,408.50,which is equal to 95.00% of its Initial Level, rounded to the nearest hundredth	322.41,which is equal to 95.00% of its Initial Level, rounded to the nearest hundredth
Final Call Valuation Date	22,176.48,which is equal to 90.00% of its Initial Level, rounded to the nearest hundredth	305.44,which is equal to 90.00% of its Initial Level, rounded to the nearest hundredth

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100.00%	2.25%	97.75%
Total	$4,135,000	$4,135,000	$93,037.50	$4,041,962.50

‡ Barclays Capital Inc. will receive commissions from the Issuer equal to 2.25% of the principal amount of the Notes, or $22.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

†Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $938.00 per Note.   The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-1 of this pricing supplement.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Call Price:

For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium calculated as follows:

•      11.00% x $1,000, or $110.00, if the Notes are automatically called in respect of the first Call Valuation Date

•      22.00% x $1,000, or $220.00, if the Notes are automatically called in respect of the second Call Valuation Date

•      33.00% x $1,000, or $330.00, if the Notes are automatically called in respect of the final Call Valuation Date

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions described above, and if you hold your Notes to maturity, you will receive a cash payment at maturity (in each case, subject to our credit risk), calculated as follows:

•      If a Knock-In Event does not occur, $1,000 per $1,000 principal amount Note;

•      If a Knock-In Event occurs, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 x Index Return of the Lesser Performing Index]

If a Knock-In Event occurs, your Notes will be fully exposed to the negative performance of the Lesser Performing Index and you will lose some or all of your investment in the Notes. The payment at maturity will be based solely on the Index Return of the Lesser Performing Index and the performance of the Index that is not the Lesser Performing Index will not be taken into account for purposes of calculating any payment at maturity under the Notes.  Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Knock-In Event:	A Knock-In Event occurs if the Final Level of either Index is less than its Barrier Level.
Barrier Level:	With respect to an Index, 80.00% of its Initial Level, rounded to the nearest hundredth, as set forth in the table above..
Initial Level:	For each Index, the Index Closing Level on the Initial Valuation Date, as set forth in the table above.
Final Level:	For each Index, the Index Closing Level on the Final Valuation Date.
Index Return:	With respect to an Index, the performance of such Index from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level
Lesser Performing Index:	The Index with the lower Index Return, as calculated in the manner set forth above.
Index Closing Level:

With respect to an Index on any day, the closing level of the Index published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of an Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to both Indices on which no Market Disruption Event occurs or is continuing with respect to either Index.

The term “scheduled trading day”, with respect to an Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741UGN8 / US06741UGN81

*                   Subject to postponement, as described under “Selected Purchase Considerations—Reference Asset Business Days and Market Disruption Events” in this pricing supplement

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately four months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES UPON AUTOMATIC CALL OR AT MATURITY

The following examples demonstrate how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. We cannot predict the Index Closing Level of either Index on any Call Valuation Date. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

•      Initial Level of each Index: 100.00*

•      Barrier Level with respect to each Index: 80.00, or 80% of the hypothetical Initial Level for each Index set forth above (rounded to the nearest hundredth).

•      Call Level with respect to each Index on the first Call Valuation Date: 100.00, which is 100% of the hypothetical Initial Level

•      Call Level with respect to each Index on the second Call Valuation Date: 95.00, which is 95% of the hypothetical Initial Level

•      Call Level with respect to each Index on the final Call Valuation Date: 90.00, which is 90% of the hypothetical Initial Level.

•      Call Price per $1,000 principal amount Note: $1,110.00 (if called on the first Call Valuation Date), $1,220.00 (if called on the second Call Valuation Date) and $1,330.00 (if called on the final Call Valuation Date)

*The hypothetical Initial Level of 100.00 for each Index and the hypothetical Barrier Levels and Call Levels noted above have been chosen for illustrative purposes only. The actual Initial Levels, Barrier Levels and Call Levels for each Index are set forth on the cover page of this preliminary pricing supplement. For more information about recent levels of the Indices, please see “Information Regarding the Indices” below.

Examples Where the Notes are Automatically Called on the First or Second Call Valuation Date

Example 1: The Notes are automatically called on the first Call Valuation Date.

Reference Asset	Index Closing Level on First Call Valuation Date	Index Closing Level on Second Call Valuation Date	Final Level
Hang Seng Index	105.00	N/A	N/A
MSCI Taiwan Index	100.00	N/A	N/A

Because the Index Closing Level of each Index is equal to or greater than their respective Call Levels for the first Call Valuation Date, the Notes are automatically called and you will receive on the applicable Call Settlement Date a cash payment of $1,110.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x 11.00%] = $1,110.00

The return on investment of the Notes is 11.00%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the level of either Index at any time after the Call Settlement Date.

Example 2: The Notes are automatically called on the second Call Valuation Date.

Reference Asset	Index Closing Level on First Call Valuation Date	Index Closing Level on Second Call Valuation Date	Final Level
Hang Seng Index	120.00	97.00	N/A
MSCI Taiwan Index	90.00	105.00	N/A

Because the Index Closing Level of the MSCI Taiwan Index is less than its Call Level for the first Call Valuation Date, the Notes are not automatically called. Because, however, the Index Closing Level of each Index is equal to or greater than their respective Call Levels for the second Call Valuation Date, the Notes are automatically called and you will receive a cash payment of $1,220.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x 22.00%] = $1,220.00

The return on investment of the Notes is 22.00%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the level of either Index at any time after the Call Settlement Date.

Examples Where the Notes Are Not Automatically Called on the First or Second Call Valuation Dates

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been called on the first or second Call Valuation Date. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Level of the Hang Seng Index	Final Level of the MSCI Taiwan Index	Index Return of the Hang Seng Index	Index Return of the MSCI Taiwan Index	Index Return of the Lesser Performing Index	Payment at Maturity (per Note)
205.00	210.00	105.00%	110.00%	105.00%	$1,330.00(1)
190.00	200.00	90.00%	100.00%	90.00%	$1,330.00(1)
185.00	185.00	85.00%	85.00%	85.00%	$1,330.00(1)
170.00	180.00	70.00%	80.00%	70.00%	$1,330.00(1)
165.00	170.00	65.00%	70.00%	65.00%	$1,330.00(1)
150.00	155.00	50.00%	55.00%	50.00%	$1,330.00(1)
145.00	145.00	45.00%	45.00%	45.00%	$1,330.00(1)
130.00	140.00	30.00%	40.00%	30.00%	$1,330.00(1)
125.00	130.00	25.00%	30.00%	25.00%	$1,330.00(1)
110.00	115.00	10.00%	15.00%	10.00%	$1,330.00(1)
100.00	100.00	0.00%	0.00%	0.00%	$1,330.00(1)
110.00	95.00	10.00%	-5.00%	-5.00%	$1,330.00(1)
90.00	97.50	-10.00%	-2.50%	-10.00%	$1,330.00(1)
102.00	85.00	2.00%	-15.00%	-15.00%	$1,000.00(2)
80.00	95.00	-20.00%	-5.00%	-20.00%	$1,000.00(2)
70.00	80.00	-30.00%	-20.00%	-30.00%	$700.00(3)
120.00	60.00	20.00%	-40.00%	-40.00%	$600.00(3)
50.00	60.00	-50.00%	-40.00%	-50.00%	$500.00(3)
60.00	40.00	-40.00%	-60.00%	-60.00%	$400.00(3)
30.00	50.00	-70.00%	-50.00%	-70.00%	$300.00(3)
25.00	20.00	-75.00%	-80.00%	-80.00%	$200.00(3)
10.00	20.00	-90.00%	-80.00%	-90.00%	$100.00(3)
5.00	0.00	-95.00%	-100.00%	-100.00%	$0.00(3)

(1)          Because the Final Level of each of Index is equal to or greater than their respective Call Levels for the Final Valuation Date, the payment at maturity is equal to the Call Price attributable to the final Call Valuation Date (the Final Valuation Date).

(2)          Because the Final Level of at least one Index is less than its Call Level on the final Call Valuation Date (the Final Valuation Date), the Notes are not subject to the Automatic Call provisions described herein.  Because the Final Level of each Index is greater than their respective Barrier Levels, a Knock-In Event does not occur and the investor receives at maturity $1,000 per $1,000 principal amount Note that they hold.

(3)          Because the Final Level of at least one Index is less than its Call Level on the final Call Valuation Date (the Final Valuation Date), the Notes are not subject to the Automatic Call provisions described herein.  Because the Final Level of at least one Index is less than its respective Barrier Levels, a Knock-In Event occurs and the investor is fully exposed to the negative Index Return of the Lesser Performing Index.

Example 3: The Final Level of the Hang Seng Index is 110.00 and the Final Level of the MSCI Taiwan Index is 95.00.

Because the Final Level of each Index is equal to their respective Call Levels for the final Call Valuation Date (the Final Valuation Date), the Notes are automatically called and you will receive a cash payment of $1,330.00 per $1,000 principal amount Note that you hold on the Maturity Date, calculated as follows:

$1,000 + [$1,000 x 33.00%] = $1,330.00

The return on investment of the Notes is 33.00%.

Example 4: The Final Level of the Hang Seng Index is 102.00 and the Final Level of the MSCI Taiwan Index is 85.00.

Because the Final Level of the MSCI Taiwan Index is below its Call Level, the Notes are not automatically called on the final Call Valuation Date.  Because, however, the Final Levels of both Indices are not less than their respective Barrier Levels, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The return on investment of the Notes is 0.00%.

Example 5: The Final Level of the MSCI Taiwan Index is 60.00 and the Final Level of the Hang Seng Index is 120.00.

Because the Final Level of the MSCI Taiwan Index is below its Call Level, the Notes are not automatically called on the final Call Valuation Date.

Because the Final Level of at least one Index is less than its Barrier Level, you will be fully exposed to the negative performance of the Lesser Performing Index. Because the Index Return of the MSCI Taiwan Index of -40.00% is less than the Index Return of the Hang Seng Index of 20.00%, the MSCI Taiwan Index is the Lesser Performing Index. Accordingly, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return of the Lesser Performing Index]

$1,000 + [$1,000 x -40.00%] = $600.00

The return on investment of the Notes is- 40.00%.

Example 6: The Final Level of the MSCI Taiwan Index is 50.00 and the Final Level of the Hang Seng Index is 30.00.

Because the Final Level of at least one Index (and, in this case, both Indices) is less than its Call Level, the Notes are not automatically called on the final Call Valuation Date.

Because the Final Level of at least one Index is less than its Barrier Level, you will be fully exposed to the negative performance of the Lesser Performing Index. Because the Index Return of the Hang Seng Index of -70.00% is less than the Index Return of the MSCI Taiwan Index of -50.00%, the Hang Seng Index is the Lesser Performing Index. Accordingly, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return of the Lesser Performing Index]

$1,000 + [$1,000 x -70.00%] = $300.00

The return on investment of the Notes is- 70.00%.

Examples 5 and 6 above demonstrate that if the Notes are not automatically called and if the Final Level of either Index is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Index (regardless of the performance of the other Index) and you will lose some or all of your principal.

SELECTED PURCHASE CONSIDERATIONS

•                  Reference Asset Business Days Market Disruption Events—If the Calculation Agent determines that a Call Valuation Date (including the Final Valuation Date) is not a Reference Asset Business Day, the Call Valuation Date will be postponed to the next following Reference Asset Business Day.  In no event, however, will a Call Valuation Date (including the Final Valuation Date) be postponed by more than five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event).  If the Calculation Agent will determines that a Market Disruption Event occurs or is continuing in respect of either Index on such fifth day, the Calculation Agent will determine the Index Closing Level of either Index unaffected by such Market Disruption Event using the Index Closing Level of such Index on such fifth day, and will make an estimate of the Index Closing Level of the Index or Indices affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event. In the event that a Call Valuation Date is postponed and the Notes are automatically called, the Call Settlement Date will be the third Business Day following the relevant Call Valuation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, any Call Valuation Date (including the Final Valuation Date) may be postponed by up to five Reference Asset Business Days (as described above).

For a description of what constitutes a Market Disruption Event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

•                Adjustments to the Indices—For a description of adjustments that may affect the Indices and the Notes, see Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the accompanying prospectus supplement.

•                  Exposure to the Indices—The “automatic call” feature and any return on the Notes is linked to the performance of the Indices. The MSCI Taiwan Index is designed to measure the performance of the large and mid-cap segments of the Taiwan market. The Hang Seng Index is intended to reflect the overall movement of the Hong Kong stock market.  For additional information about the Indices, please see “Information Regarding the Indices” in this pricing supplement and the information set forth under the following sections in the accompanying index supplement: “Non Proprietary Indices—Equity Indices—Hang Seng Index”  and “Non Proprietary Indices—Equity Indices—MSCI Indices”.

•                 Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Indices.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Indices that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Index.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•                  “Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•                  “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•                  “Risk Factors—Additional Risks Relating to Securities with More than One Reference Asset, Where the Performance of the Security is Based on Only One Reference Asset”; and

•                  “Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Value”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss; No Principal Protection— The Notes do not guarantee any return of principal. If the Notes are not called pursuant to the “Automatic Call” provisions and the Final Level of the Lesser Performing Index is less than its Barrier Level, your Notes will be fully exposed to such decline of the Lesser Performing Index from its Initial Level to its Final Level and you will lose some or all of your principal.  You may lose up to 100% of your investment in the Notes.

•                Your Return, if Any, on the Notes is limited to the Applicable Call Premium—If the Notes are automatically called pursuant to the “Automatic Call” provisions in respect of a Call Valuation Date, you will receive on the applicable Call Settlement Date a payment per $1,000 principal amount equal to the applicable Call Price, as described above in this pricing supplement. You will not participate in any appreciation of either Reference Asset above the percentage represented by the applicable call premium.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.   In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Index Closing Level of each Index on a Call Valuation Date is equal to or greater than its respective Call Level on such date. As such, the term of the Notes may be as short as approximately one year. Furthermore, in such an event, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.  It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•                  Whether or Not the Notes Will be Automatically Called Prior to Maturity Will Not be Based on the level of the Indices at Any Time Other than the Index Closing Levels on the applicable Call Valuation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Index Closing Levels of the Indices on the Call Valuation Dates.  Accordingly, if the level of either or both Indices drops on any Call Valuation Date such that the Index Closing Level of either Index falls below its respective Call Level on such date, your Notes will not be called on the relevant Call Valuation Date.

•                  If Your Notes Are Not Called Pursuant to the “Automatic Call” Provisions, the Payment at Maturity on Your Notes will be Based Solely on the Final Level of the Lesser Performing Index—If the Notes are not automatically called, any payment at maturity due on your Notes will be linked solely to the Index Return of the Lesser Performing Index.  The payment at maturity, if any, will not reflect the performance of the Index that is not the Lesser Performing Index.  For example, if the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, even if the other Index appreciates from its Initial Level to its Final Level, the calculation of the payment at maturity will not take into account such appreciation and your Notes will be fully exposed to the decline of the Lesser Performing Index from its Initial Level to its Final Level.  Similarly, if both Indices have negative Index Returns, any payment at maturity will depend solely on whether the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index and will not be limited in any way by virtue of the Index Return of the other Index being greater than the Index Return of the Lesser Performing Index or by virtue of the Final Level of the other Index not being less than its Barrier Level.  Accordingly, your investment in the Notes may result in a return that is less, and may be substantially less, than an investment that is linked to the Index that is not the Lesser Performing Index. If the level of the Lesser Performing Index drops precipitously on the Final Valuation Date, your payment at maturity may be less, and may be substantially less, than it would have been had your payment at maturity been based on the level of the Indices at any time prior to such drop.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing either Index would have.

•                  The Notes are Subject to Non-U.S. Securities Market Risks—Because the stocks underlying the Indices are issued by foreign companies in foreign securities markets, the Notes are subject to non-U.S. securities market risk. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

•                  The Notes are Subject to Risks Associated with Emerging Markets—Stocks underlying the Indices may be issued by foreign companies in emerging markets. As such, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•                  The Notes are Subject to Currency Exchange Rate Risk—The component stocks of each Index are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks comprising each of the Indices are denominated.  Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which the securities underlying the Indices are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned directly the securities underlying the Indices.

•                  Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The historical performance of an Index is not an indication of the future performance of that Index over the term of the Notes.  The historical correlation between Indices is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Indices over the term of the Notes may bear no relation or resemblance to the historical performance of the Indices.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is as a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients.  In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales.  The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients.  Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you.  Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC.  If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Indices, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Indices;

o                 the time to maturity of the Notes;

o                 the market price and dividend rate, if any, on the component stocks of the Indices;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDICES

The Hang Seng Index

The Hang Seng Index is a free float-adjusted market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited and purports to reflect the overall movement of the Hong Kong stock market

For more details about the Hang Seng Index, the index sponsor and license agreement between the index sponsor and the issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—Hang Seng Index” and “Risk Factors” on page IS-14 and IS-2, respectively, of the accompanying index supplement.

Historical Levels of the Hang Seng Index

You should not take the historical levels of the Hang Seng Index as an indication of the future performance of the Hang Seng Index. The level of the Hang Seng Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Hang Seng Index during any period shown below is not an indication that the Hang Seng Index is more or less likely to increase or decrease at any time during the life of the Notes..

Neither we nor any of our affiliates make any representation to you as to the performance of the Hang Seng Index. The actual performance of the Hang Seng Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Index Closing levels of the Hang Seng Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first, second, and third calendar quarters of 2014 (through July 29, 2014). We obtained the closing levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	27,615.85	21,084.61	22,849.20
June 30, 2008	26,262.13	22,042.35	22,102.01
September 30, 2008	23,134.55	17,632.46	18,016.21
December 31, 2008	18,211.11	11,015.84	14,387.48
March 31, 2009	15,563.31	11,344.58	13,576.02
June 30, 2009	18,889.68	13,519.54	18,378.73
September 30, 2009	21,768.51	17,254.63	20,955.25
December 31, 2009	22,943.98	20,375.49	21,872.50
March 31, 2010	22,416.67	19,550.89	21,239.35
June 30, 2010	22,208.50	18,985.50	20,128.99
September 30, 2010	22,378.67	19,842.20	22,358.17
December 31, 2010	24,964.37	22,618.66	23,035.45
March 31, 2011	24,419.62	22,284.43	23,527.52
June 30, 2011	24,396.07	21,599.51	22,398.10
September 30, 2011	22,770.47	17,407.80	17,592.41
December 31, 2011	20,019.24	16,250.27	18,434.39
March 31, 2012	21,680.08	18,593.06	20,555.58
June 30, 2012	21,309.08	18,185.59	19,441.46
September 30, 2012	20,841.91	18,877.33	20,840.38
December 31, 2012	22,666.59	20,824.56	22,656.92
March 31, 2013	23,822.06	22,041.86	22,299.63
June 30, 2013	23,493.03	19,813.98	20,803.29
September 30, 2013	23,502.51	20,147.31	22,859.86
December 31, 2013	24,038.55	22,463.83	23,306.39
March 31, 2014	23,340.05	21,182.16	22,151.06
June 30, 2014	23,319.17	21,746.26	23,190.72
July 29, 2014	24,640.53	23,176.07	24,640.53

*For the period commencing on July 1, 2014 and ending on July 29, 2014.

The following graph sets forth the historical performance of the Hang Seng Index based on the daily closing levels from January 1, 2008 through July 29, 2014. The Index Closing Level on July 29, 2014 was 24,640.53.

MSCI Taiwan Index

The MSCI Taiwan Index is designed to measure the performance of the large and mid-cap segments of the Taiwan market. The MSCI Taiwan Index is intended to cover approximately 85% of the free float-adjusted market capitalization of the Taiwan investable equity universe, subject to certain investability criteria. For more details about the MSCI Taiwan Index, the index sponsor and license agreement between the index sponsor and the issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—MSCI Indices—MSCI Taiwan Index” and “Risk Factors” on page IS-21 and IS-2, respectively, of the accompanying index supplement.

Historical Levels of the Hang Seng Index

You should not take the historical levels of the MSCI Taiwan Index as an indication of the future performance of the MSCI Taiwan Index. The level of the MSCI Taiwan Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the MSCI Taiwan Index during any period shown below is not an indication that the MSCI Taiwan Index is more or less likely to increase or decrease at any time during the life of the Notes..

Neither we nor any of our affiliates make any representation to you as to the performance of the MSCI Taiwan Index. The actual performance of the MSCI Taiwan Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Index Closing levels of the MSCI Taiwan Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first, second, and third calendar quarters of 2014 (through July 29, 2014). We obtained the closing levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	343.35	288.39	329.35
June 30, 2008	357.20	293.36	293.66
September 30, 2008	290.17	221.99	223.72
December 31, 2008	224.56	152.05	173.37
March 31, 2009	200.70	159.21	194.03
June 30, 2009	255.02	197.04	234.51
September 30, 2009	275.52	238.84	275.19
December 31, 2009	295.94	265.80	295.94
March 31, 2010	302.07	262.34	282.58
June 30, 2010	291.97	250.91	259.09
September 30, 2010	291.63	255.81	291.42
December 31, 2010	319.19	283.06	319.19
March 31, 2011	328.04	293.09	308.25
June 30, 2011	321.89	298.34	304.13
September 30, 2011	310.96	243.87	256.91
December 31, 2011	270.34	238.11	254.27
March 31, 2012	289.06	254.14	283.74
June 30, 2012	281.12	245.27	259.98
September 30, 2012	277.18	245.68	275.00
December 31, 2012	280.99	255.13	276.64
March 31, 2013	289.98	273.59	282.32
June 30, 2013	302.84	272.58	289.37
September 30, 2013	294.78	274.63	287.84
December 31, 2013	303.37	284.54	302.66
March 31, 2014	312.66	288.24	312.66
June 30, 2014	337.36	313.43	337.36
July 29, 2014	348.17	339.38	339.38

*For the period commencing on July 1, 2014 and ending on July 29, 2014.

The following graph sets forth the historical performance of the MSCI Taiwan Index based on the daily closing levels from January 2, 2008 through July 29, 2014. The Index Closing Level on July 29, 2014 was 339.38.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.